OMB APPROVAL
OMB Number: 3235-0287
Expires: January 31, 2005
Estimated average burden hours per response...0.5

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935
or Section 30(h) of the Investment Company Act of 1940

☐	Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1.	Name and Address of Reporting Person*	2.	Issuer Name and Ticker or Trading Symbol				3.	I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
	Buente, Stephen M. (Last) (First) (Middle)		Eaton Corporation (ETN)

	Eaton Corporation 1111 Superior Avenue Eaton Center (Street)	4.	Statement for Month/Day/Year				5.	If Amendment, Date of Original (Month/Day/Year)
			12/12/02

		6.	Relationship of Reporting Person(s) to Issuer (Check All Applicable)				7.	Individual or Joint/Group Filing (Check Applicable Line)
	Cleveland, OH 44114 (City) (State) (Zip)		☐	Director	☐	10% Owner		☒ Form Filed by One Reporting Person
			☒	Officer (give title below)				☐ Form Filed by More than One Reporting Person
			☐	Other (specify below)
				Senior Vice President and Group Executive - Automotive

Reminder:	Report on a separate line for each class of securities beneficially owned directly or indirectly.

*	If the form is filed by more than one reporting person, see instruction 4(b)(v).

Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/Day/Year)	2A.	Deemed Execution Date, if any (Month/Day/Year)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Sec- urities Beneficially Owned Following Reported Trans- action(s) (Instr. 3 and 4)	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)

							Code	V		Amount	(A) or (D)	Price

	Common Shares		12/13/2002				F			748.000	D					D

	Common Shares		12/13/2002				M			1,657.000	A	$33.86		8,393.000		D

														4,496.553		I		By trustee of Eaton Savings Plan

Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3)	2.	Conversion or Exercise Price of Derivative Security	3.	Transaction Date (Month/Day/Year)	3A.	Deemed Execution Date, if any (Month/Day/Year)	4.	Transaction Code (Instr. 8)		5.	Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

									Code	V		(A)	(D)

	employee stock option		$33.86		12/13/2002				M			1,657.000

Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned — Continued (e.g., puts, calls, warrants, options, convertible securities)

6.	Date Exercisable and Expiration Date (Month/Day/Year)		7.	Title and Amount of Underlying Securities (Instr. 3 and 4)		8.	Price of Derivative Security (Instr. 5)	9.	Number of Derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4)	10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)	11.	Nature of Indirect Beneficial Ownership (Instr. 4)

	Date Exercisable	Expiration Date		Title	Amount or Number of Shares

	(1)	1/27/2003		Common Shares	1,657.000				1,658.492		D

Explanation of Responses:

(1) Exercisable on the 1st, 2nd and 3rd anniversary of date of grant (1/27/93).

*/s/ Stephen M. Buente	12/16/2002
**Signature of Reporting Person *By /s/ Anthony M. Smits as Attorney-in-Fact	Date

**	Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:	File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Appendix C

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS: That the undersigned has made, constituted and appointed, and by this instrument does make, constitute and appoint, each of J. ROBERT HORST, EARL R. FRANKLIN, MARK HENNESSEY, DAVID M. O’LOUGHLIN, JANE W. GRISWOLD, GORDON S. KAISER, ANTHONY M. SMITS, CIPRIANO BEREDO, SEAN PEPPARD AND CLAUDIA TALLER, acting individually, as his or her true and lawful attorney, for him or her, and in his or her name, place and stead, to affix, as attorney-in-fact, the signature of the undersigned to reports to the Securities and Exchange Commission on Forms 3, 4 ,5 or 144 with respect to transactions or holdings by the undersigned in equity securities issued by Eaton Corporation, an Ohio corporation, and to any and all amendments to such reports, giving and granting unto each such attorney-in-fact full power and authority to do and perform every act and thing whatsoever necessary to be done in the premises, as fully as the undersigned might or could do if personally present, hereby ratifying and confirming all that each such attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     This Power of Attorney shall expire on the date the undersigned is no longer required to file Form 4, 5 or 144 reports with the Securities and Exchange Commission with respect to holdings of and transactions in securities issued by Eaton Corporation, unless revoked in writing prior thereto.

     IN WITNESS WHEREOF, this Power of Attorney has been signed at Cleveland, Ohio, this 24th day of September, 2002.

/s/ Stephen M. Buente Stephen M. Buente